Exhibit 99.1

Archer Daniels Midland Company Announces Tender Offers for Certain Outstanding Debentures

CHICAGO, June 1, 2015—Archer Daniels Midland Company (NYSE: ADM) today announced the commencement of cash tender offers to purchase the 11 series of Debentures listed in the table below (collectively, the “Debentures” and each a “series” of Debentures).

Up to $1,000,000,000 Aggregate Purchase Price of the Outstanding Debentures Listed Below

Title of Security (CUSIP No.)	Principal Amount Outstanding	Maximum Tender Amount		Acceptance Priority Level	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread (Basis Points)	Early Tender Payment*	Hypothetical Total Consideration*
6.950% Debentures due 2097 (039483 AP7)	$172,103,000	N/A		1	2.500% due February 15, 2045	FIT1	+170 bps	$30.00	$1,506.01
5.375% Debentures due 2035 (039483 AU6)	$600,000,000	N/A		2	2.500% due February 15, 2045	FIT1	+95 bps	$30.00	$1,216.39
5.765% Debentures due 2041 (039483 BC5)	$595,796,000	N/A		3	2.500% due February 15, 2045	FIT1	+100 bps	$30.00	$1,305.16
5.935% Debentures due 2032 (039483 AT9)	$420,208,000	N/A		4	2.500% due February 15, 2045	FIT1	+85 bps	$30.00	$1,279.04
6.625% Debentures due 2029 (039483 AR3)	$182,213,000	N/A		5	2.125% due May 15, 2025	FIT1	+155 bps	$30.00	$1,319.66
6.750% Debentures due 2027 (039483 AN2)	$123,580,000	N/A		6	2.125% due May 15, 2025	FIT1	+145 bps	$30.00	$1,318.78
7.500% Debentures due 2027 (039483 AM4)	$186,668,000	N/A		7	2.125% due May 15, 2025	FIT1	+145 bps	$30.00	$1,374.53
7.000% Debentures due 2031 (039483 AS1)	$184,580,000	N/A		8	2.500% due February 15, 2045	FIT1	+95 bps	$30.00	$1,369.81
6.450% Debentures due 2038 (039483 AX0)	$153,683,000	N/A		9	2.500% due February 15, 2045	FIT1	+105 bps	$30.00	$1,375.04
8.375% Debentures due 2017 (039483 AH5)	$295,300,000	N/A		10	0.625% due May 31, 2017	FIT1	+25 bps	$30.00	$1,132.97
4.479% Debentures due 2021 (039483 BB7)	$750,000,000	$250,000,000	(a)	11	1.375% due April 30, 2020	FIT1	+50 bps	$30.00	$1,133.08

*	Per $1,000 principal amount of Debentures accepted for purchase
(a)	Subject to a maximum tender amount of $250,000,000 aggregate principal amount as described in the Offer to Purchase

The terms and conditions of the tender offers are described in the Offer to Purchase dated June 1, 2015, and related Letter of Transmittal. Copies of these documents are available to holders from D.F. King & Co., Inc., the tender and information agent for the tender offers.

The tender offers will expire at 5:00 p.m., New York City time, on June 30, 2015, unless extended.

Holders must tender their Debentures by 5:00 p.m., New York City time, on June 12, 2015, unless extended, to be eligible to receive the applicable total consideration (which includes the applicable early tender payment set out above). Holders who tender their Debentures after such date and prior to the expiration date will be eligible to receive the applicable total consideration less the early tender payment.

The applicable total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable Debentures discounted to the settlement date at a rate equal to the sum of the yield to maturity for the applicable reference security, calculated by the lead dealer managers based on the bid-side price at 11:00 a.m., New York City time on June 15, 2015, plus the applicable fixed spread, minus accrued interest up to, but not including, the settlement date, which is currently expected to be July 1, 2015.

The company will only purchase up to $1,000,000,000 aggregate purchase price of the Debentures in the tender offers, and the amount of each series of Debentures that will be purchased will be determined in accordance with the Acceptance Priority Levels set forth above and may be prorated as described in the Offer to Purchase. In addition, the aggregate principal amount of the 4.479% Debentures due 2021 that may be purchased is subject to a maximum tender amount of $250,000,000 as described in the Offer to Purchase.

All Debentures with the Acceptance Priority Level 1 will be accepted before any Debentures with the Acceptance Priority Level 2 and so forth through succeeding levels. If the aggregate purchase price of Debentures tendered in any series exceeds the remaining amount available for such series, such Debentures will be accepted on a pro rata basis (such that the aggregate purchase price does not exceed $1,000,000,000). In that event, Debentures with an Acceptance Priority Level following the prorated series of Debentures will not be accepted for payment.

Withdrawal rights for all tender offers will expire at 5:00 p.m., New York City time, on June 12, 2015, unless extended or otherwise required by law.

The settlement date is expected to be one business day following the expiration of the tender offers. Payments for Debentures purchased will include accrued interest up to, but not including, the settlement date.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions, including the financing condition, set forth in the Offer to Purchase.

ADM has retained Barclays Capital Inc., BofA Merrill Lynch, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as lead dealer managers, and D.F. King & Co., Inc. as the tender and information agent for the tender offers.

For additional information regarding the terms of the tender offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); BofA Merrill Lynch at (888) 292-0070 (toll-free)

or (980) 387-3907 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); or J.P. Morgan Securities LLC at (800) 834-4666 (toll-free) or (212) 834-4811 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to D.F. King & Co., Inc. at (866) 342-8290 (toll free) or (212) 269-5550 (collect) or at adm@dfking.com.

ADM’s obligations to accept any Debentures tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 460 crop procurement locations, 300 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, chemical and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484